Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 21, 2008	OTCBB: ELDO
Eldorado Artesian Springs Sales Top $1.0 Million in July for Single Month Sales Record
Louisville, Colorado, August 21, 2008 — Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced that, based on preliminary, unaudited figures, it set a single-month sales record in July, topping the $1.0 million mark in net revenue for the first time in the Company’s history. Revenue for July 2008 increased by 21% compared to July 2007.
Doug Larson, president and CEO, said the surge in sales in July was primarily attributable to new product introductions over the past year, including the Company’s popular Organic Vitamin Charged Spring Water and a one-gallon purified water product created to fulfill a new contract with the world’s largest retailer. He noted that a record July heat wave, price increases and normal customer ordering cycles also contributed to the record July.
“With July sales up more than 20% year over year, on an unaudited basis, we are seeing the positive effects of investments we have made over the past year in new product offerings, building our water rights portfolio, and adding new capital equipment and production capacity,” said Larson. “We are pleased to say that we funded these revenue generating investments with internally generated cash flow without diluting our shareholders with expensive equity capital. We have also made excellent progress in expanding our distribution of new and existing products, including the addition of major retail chains to our already existing distribution network.”
Cathy Shoenfeld, chief financial officer, added, “Shipments of our new Organic Vitamin Charged Spring Water increased 84% in the first quarter ended June 30th versus the fourth quarter ended March 31st. And in July alone, unit shipments exceeded the entire first quarter total, underscoring growing market acceptance of the industry’s only organic vitamin enhanced spring water product. July revenue was also favorably impacted by our initial shipments of a new private label one gallon purified drinking water product to the Colorado region of the world’s largest retailer. That product, along with our Organic Vitamin Spring Water, have excellent potential for significant growth moving forward.”
The Company’s Organic Vitamin Charged Spring Water was the subject of a feature story on CNBC’s PowerLunch program (a replay of the video is available at http://www.eldoradosprings.com).

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.
Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
Contacts:
Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com